Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Xcel Energy Inc. Nos. 333-104507 and 333-132148 on Form S-8 of our report dated June 28, 2007, appearing in the Annual Report on Form 11-K of the Xcel Energy 401(k) Savings Plan for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
June 28, 2007